Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Registration Statement Nos. 333-162209 and 333-162210 on Form S-8 of Resolute Energy Corporation of our report dated March 29, 2010, relating to the combined financial statements of Resolute Natural Resources Company, LLC, Resolute Aneth, LLC, WYNR, LLC, BWNR, LLC, RNRC Holdings, Inc. and Resolute Wyoming, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective adjustment for the change in accounting for noncontrolling interests as described in Note 2) appearing in this Annual Report on Form 10-K of Resolute Energy Corporation for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Denver, Colorado
March 14, 2011